EXHIBIT 99.1

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News Release

Investor Contacts:	Yasmin Seyal Senior Vice President, Finance GenCorp, Inc. 916-351-8585

Press Contacts:	Linda Beech Cutler Vice President, Corporate Communications GenCorp, Inc. 916-351-8650

For Immediate Release

GenCorp Inc. Names Michael Thomas Bryant President
of GDX Automotive

Sacramento, Ca. — April 23, 2002 — GenCorp Inc. (NYSE: GY) announced today that Michael Thomas Bryant will assume the position of president of GenCorp’s automotive business, GDX Automotive. Mr. Bryant currently serves as president of GDX Automotive’s European operations. In his new role, Mr. Bryant will report to Terry Hall, GenCorp’s Chief Operating Officer.

Mr. Bryant has more than 20 years experience in the global automotive industry. He joined GDX Automotive in June 2001 as Operations Director of the company’s European operations. He was named president of the European operations in November 2001. Prior to joining the Company, Mr. Bryant was Vice President and Managing Director of Lear Corporation, UK Ltd. (Lear), a major interior supplier to the automotive industry. He also served as Managing Director U.K. Ltd., and Deputy General Manager, Central European Automotive Operations for United Technologies Automotive UK Ltd., prior to its acquisition by Lear. Mr. Bryant also spent more than 18 years with the Ford Motor Company and several of its divisions, in positions of increasing responsibility and scope including Quality Manager, Electrical Engineer, and Global Program Manager.

“We are truly fortunate that someone of Mr. Bryant’s caliber and experience will be leading GDX Automotive at this pivotal time in its development, “ said Mr. Hall. “He brings a unique mixture of management, finance, business development, engineering, and manufacturing expertise that will be critical to the ongoing success of GDX Automotive.”

Mr. Bryant holds a Master of Science degree from University of Bradford, and a Master of Business Administration degree and Diploma in Management Studies from the University of Middlesex, London.

GenCorp Inc. is a technology-based manufacturer with leading positions in aerospace and defense, pharmaceutical, and automotive industries. For more information, visit the Company’s web site at www.Gencorp.com.